Exhibit 3.1

Execution Version

ARTICLES SUPPLEMENTARY OF SERIES A

JUNIOR PARTICIPATING PREFERRED STOCK

OF

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

ARTICLES SUPPLEMENTARY

Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the board of directors of the Corporation (the “Board”), by resolution duly adopted on November 2, 2023, classified and designated four hundred fifty thousand (450,000) shares (the “Shares”) of authorized but unissued Preferred Stock (as defined in the Charter) as shares of Series A Junior Participating Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth below.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”). The number of shares initially constituting such series shall be four hundred fifty thousand (450,000). The Board, with the approval of a majority of the entire Board, may amend the Charter from time to time to increase or decrease such number of shares; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the exercise of any options, rights or warrants issuable upon conversion of any outstanding securities issued by the Corporation convertible into shares of Series A Preferred Stock.

Section 2. Dividends and Other Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any class or series of Preferred Stock (or any similar stock) ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), and of any other class or series of stock of the Corporation ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of April, July, October and January in each year (each such date being referred to herein as a “Quarterly

Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance (the “First Issuance”) of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) one dollar ($1.00) or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than any dividends payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after November 2, 2023 (the “Rights Dividend Declaration Date”) (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding shares of Common Stock into a smaller number of shares through a reverse stock split or otherwise, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of such event and the denominator of which shall be the total number of shares of Common Stock that were outstanding immediately following the occurrence of such event.

(B) On or after the First Issuance, the Corporation shall not declare a dividend or other distribution on the Common Stock (other than a dividend or other distribution payable in shares of Common Stock), unless prior to or concurrently therewith a dividend or other distribution is declared on the Series A Preferred Stock as provided in paragraph (A) of this Section 2; provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of one dollar ($1.00) per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date (the actual payment, however, may be deferred if prohibited under any debt instruments).

(C)

(i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six (6) consecutive or non-consecutive quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the then-current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been authorized and declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting together as a single class, irrespective of class or series, shall have the right to elect two (2) directors, which directors will be elected by a plurality of the votes cast.

(ii) During any default period, such voting right of the holders of Series A Preferred Stock may be exercised at annual meetings of stockholders; provided that such voting right shall not be exercised unless the holders of a majority of the number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting together as a single class, to elect directors to fill such vacancies, if any, in the Board as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by the Board to effectuate the vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

(iii) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting together as a single class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue to serve until their successors shall have been duly elected and qualified, or any such directors’ earlier death, resignation or removal, or until the expiration of the default period, whichever happens first, and (y) any vacancy in the Board may (except as provided in paragraph (C)(ii) of this Section 2) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock that elected the director whose office shall have become vacant. References in this paragraph (C) of this Section 2 to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence. If the rights of holders of Series A Preferred Stock to elect directors have terminated in accordance with this 2(C)(iii) after any record date for the determination of stockholders entitled to vote in the election of such directors but before the closing of the polls in such election, holders of Series A Preferred Stock outstanding as of such record date shall not be entitled to vote in such election of directors. Any director elected by the holders of Series A Preferred Stock may be removed at any time with or without cause by the vote of, and shall not be removed other than by the vote of, the holders of record of two-thirds of the outstanding shares of Series A Preferred Stock and the Preferred Stock then entitled to vote together as a single class in the election of directors (voting together as a single class). Each of the directors shall be entitled to one vote on any matter before the Board.

(iv) Immediately upon the expiration of a default period, but subject to revesting in the event of another default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock voting together as a single class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Charter or the Amended and Restated Bylaws of the Corporation (as the same may be amended, supplemented or corrected from time to time, the “Bylaws”) irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 2 (such number being subject, however, to change thereafter in any manner provided by law or in the Charter or Bylaws).

(D) Dividends, to the extent payable as provided in paragraphs (A) and (B) of this Section 2, shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. Except as expressly set forth herein or as required by law, the holders of shares of Series A Preferred Stock shall not have any voting rights.

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters on which holders of Common Stock are entitled to vote, generally. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding shares of Common Stock into a smaller number of shares through a reverse stock split or otherwise, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, or by law, the holders of shares of Series A Preferred Stock shall vote together as a single class with the holders of shares of Common Stock on all matters on which holders of shares of Series A Preferred Stock and holders of shares of Common Stock are entitled to vote.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or other distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and other distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein, in the Charter, or in any other Articles Supplementary creating a series of Preferred Stock (or any similar stock) or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to the greater of (i) one dollar ($1.00) plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment or (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Corporation. The “Adjustment Number” shall initially be one thousand (1,000). In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding shares of Common Stock into a smaller number of shares through a reverse stock split or otherwise, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Preferred Stock upon liquidation, dissolution or winding up, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(C) Neither the merger nor consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8. No Redemption. The Corporation shall have no right or obligation to redeem the shares of Series A Preferred Stock. The holders of the Series A Preferred Stock have no right to cause shares of Series A Preferred Stock to be redeemed. Nothing herein shall restrict the Corporation from purchasing or otherwise acquiring shares of Series A Preferred Stock in accordance with applicable law.

Section 9. Ranking.

(A) The Series A Preferred Stock shall rank junior to all other classes and series of Preferred Stock, on the terms set forth in the Charter including any other Articles Supplementary governing the terms of such other class or series of Preferred Stock, as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior, on the terms set forth in this Articles Supplementary, to the Common Stock as to such matters.

(B) The liquidation preference of the outstanding shares of Series A Preferred Stock will not be added to the liabilities of the Corporation for the purpose of determining whether under the Maryland General Corporation Law a distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of Series A Preferred Stock.

Section 10. Amendment. At any time when any shares of Series A Preferred Stock are outstanding, neither the Charter nor these Articles Supplementary shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class; provided that none of (i) the creation or issuance of (A) additional shares of Series A Preferred Stock or (B) shares of any class or series of stock ranking junior to or on parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets, (ii) any increase in the aggregate number of shares of stock the Corporation has authority to issue, (iii) a merger, consolidation or conversion in which the Corporation is the surviving entity and the Series A Preferred Stock remains outstanding with no material adverse change in its powers, preferences and special rights, or (iv) a merger, consolidation or conversion in which the Corporation is not the surviving entity and the holders of the Series A Preferred Stock receive in exchange therefor a substantially identical security of the surviving entity, shall be considered to materially adversely alter or change the powers, preferences or special powers of the Series A Preferred Stock.

Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

SECOND: The Shares have been classified and designated by the Board under authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 2nd day of November, 2023.

ATTEST:		HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo	By	/s/ Jeffrey A. Lipson
	Name: Steven L. Chuslo		Name: Jeffrey A. Lipson
	Title: Secretary		Title: Chief Executive Officer

[Signature Page to Articles Supplementary of Series A Junior Participating Preferred Stock]